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                                                                      EXHIBIT 24

                        Consent of Independent Auditors

The Board of Directors
Chittenden Corporation:

   We consent to incorporation by reference in the registration statements (No. 333-80747, 333-81197, 333-58133, 333-25531 and No. 333-25765) on Forms S-3 and
S-8 of Chittenden Corporation and subsidiaries of our report dated January 22, 1999, relating to the consolidated statements of income, changes in stockholders' equity and cash flows of Vermont Financial Services Corp. and subsidiaries for the year ended December 31, 1998, which report appears in the December 31, 2000 annual report on Form 10-K of Chittenden Corporation and subsidiaries.

                                          /s/ KPMG LLP

Hartford, Connecticut
March 12, 2001